Exhibit 99.1

Signet Jewelers Announces Transformational Management Changes

HAMILTON, BERMUDA — (Marketwired) — 07/01/14 — Signet Jewelers Limited (“Signet”) (NYSE: SIG) (LSE: SIG), the largest specialty jewelry retailer in the US, UK and Canada, today announced that Ronald Ristau resigned from his position as Chief Financial Officer, effective July 31, 2014, and Michele Santana, currently Signet’s Senior Vice President and Controller, has been promoted to Chief Financial Officer Designate, effective immediately. Ms. Santana will succeed Mr. Ristau as Chief Financial Officer of Signet following his departure.

Ms. Santana joined Signet in 2010 and has served as Senior Vice President and Controller since that time. Throughout her tenure, she has played a key role in all aspects of the finance function, including Signet’s recent acquisition of Zale Corporation. Prior to joining Signet, Ms. Santana held key leadership positions at KPMG LLP where she had nearly 14 years experience working with Signet and its divisions, as well as other large international public companies, in an advisory-related role. Ms. Santana is a certified public accountant.

Mike Barnes, Signet’s Chief Executive Officer, stated, “Michele has been a key member of the Signet leadership team during a period of exceptional success and growth. She brings outstanding qualifications and experience in all aspects of finance to the Company and I am confident she will be a tremendous asset as we continue to grow.”

Commenting on Mr. Ristau’s resignation, Mr. Barnes stated, “Since he joined Signet in 2010, Ron has been instrumental in Signet’s strong growth and performance, and he played a critical role in Signet’s recent acquisition of Zale. We respect his decision to relocate to be nearer to his family. On behalf of Signet, I thank Ron for his many contributions to Signet and wish him well in his future endeavors.”

Signet also announced today that Theo Killion, the President and CEO of the Zale division, has resigned from his position, effective July 31, 2014. George Murray, Signet’s current Chief Integration Management Officer, has been promoted to President of the Zale Division and will succeed Mr. Killion upon his departure. In addition, the Company has announced that Ed Hrabak has been promoted to President of the Sterling Division. Mr. Murray, Mr. Hrabak, and Sebastian Hobbs, Managing Director of the UK Division, will all report to Mark Light, Signet President & Chief Operating Officer. Mr. Barnes stated, “George and Ed have more than 40 years combined at Signet and bring a wealth of retail management experience to their new roles. Mark and I are excited to work with Seb and them as the leaders of their divisions.”

About Signet and Safe Harbor Statement

Signet Jewelers Limited is the largest specialty jewelry retailer in the US, UK and Canada. Signet’s Sterling division operates over 1,400 stores in all 50 states primarily under the name brands of Kay Jewelers and Jared The Galleria Of Jewelry. Signet’s UK division operates approximately 500 stores primarily under the name brands of H.Samuel and Ernest Jones. Signet’s Zale division operates over 1,600 locations in the US and Canada primarily under the name brands of Zales, Peoples, and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.zales.com, and www.peoplesjewellers.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, risks relating to Signet being a Bermuda corporation, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to consumer credit, seasonality of Signet’s business, financial market risks, deterioration in consumers’ financial condition, exchange rate fluctuations, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, the impact of the Zale acquisition on relationships, including with employees, suppliers, customers and competitors and any related impact on integration and anticipated synergies, the impact of stockholder litigation with respect to the Zale acquisition, and our ability to successfully integrate Zale’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” section of Signet’s Fiscal 2014 Annual Report on Form 10-K filed with the SEC on March 27, 2014 and the “Risk Factors” section of Signet’s Quarterly Report on Form 10-Q filed with the SEC on June 3, 2014. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Contacts:

Investors:

James Grant

VP Investor Relations

Signet Jewelers

+1 (330) 668 5412

Press:

Alecia Pulman

ICR, Inc.

+1 (203) 682 8224